[Company Letterhead]

25 September 2006

Ms. Nancy Lissemore

Global Head

Citibank Depositary Receipt Services

388 Greenwich Street, 14th floor

New York, NY 10013

Dear Ms. Lissemore:

By this letter, and pursuant to Section 5.04 of the Deposit Agreement dated as of June 30, 1993 as amended by Amendment No.1 dated as of January 24, 1994 (the "Deposit Agreement") among Tomra Systems, ASA (the "Company"), Citibank N.A.  ("Citibank "), as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder (the "Receipt"), the Company, effective October 10, 2006  (the "Succession Date"), hereby removes Citibank as Depositary under the Deposit Agreement and appoints The Bank of New York ("BNY") as successor Depositary thereunder.  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Deposit Agreement.  By execution of this letter by BNY in the space provided below, BNY accepts its appointment as successor Depositary under the Deposit Agreement, effective on the Succession Date, and agrees to be bound by the terms of this letter and to perform its obligations set forth herein.

In connection with this removal and appointment of successor Depositary and in accordance with Section 5.04 of the Deposit Agreement, the Company hereby directs  Citibank to transfer to BNY all of Citibank’s rights and powers under the Deposit Agreement as of the Succession Date and to duly assign, transfer and deliver all right, title and interest in the Deposited Securities to BNY, and to deliver to BNY a list of the Holders of all outstanding Receipts on the books for the registration of transfer thereof maintained by Citibank as of the Succession Date.  Citibank, N.A. hereby acknowledges its removal by the Company as Depositary in accordance with Section 5.04 of the Deposit Agreement and, subject to payment of all sums due to it by the Company pursuant to the Deposit Agreement, hereby effects such assignment and transfer to BNY as of the Succession Date of all of Citibank’s rights and powers as Depositary under the Deposit Agreement, other than Citibank’s rights under Sections 5.08 and 5.09 of the Deposit Agreement which by their terms survive Citibank’s removal as Depositary , and agrees to effect such deliveries.

By this letter and pursuant to Section 5.01 of the Deposit Agreement, the Company and BNY remove Citibank as Registrar for the registry of Receipts or American Depositary Shares evidenced thereby on any stock exchanges or securities markets in the United States, effective on the Succession Date and BNY hereby agrees to act as substitute registrar effective on the Succession Date.

By separate letter, BNY will provide you with the first requests for information in order to ensure a smooth transition for our ADR holders.  Effective on the Succession Date, Citibank's custodian, acting as agent for Citibank as the original Depositary, shall cease to act as Custodian and a Custodian or Custodians appointed by BNY shall become the substitute Custodian.  BNY will be in contact with you and your current Custodian regarding delivery of the Deposited Securities and any relevant records to the substitute Custodian.

In accordance with Section 5.05, The Bank of New York will promptly mail notice of its appointment as successor depositary and of the appointment of the substitute Custodian to the record holders of Receipts in the manner provided in Section 7.05, and accordingly will be in further touch with you for these purposes.

The Bank of New York will absorb your reasonable out-of pocket expenses in connection with the transition.  We understand that you will not, and by Citibank's execution of this letter Citibank confirms that it will not, charge the Company or any Holder any fees or any additional expense or other charges associated with this change of Depositaries.

Please execute both of the enclosed copies of this letter in the space provided below and return them to me.

We look forward to your cooperation in this matter.

Yours sincerely, Tomra Systems, ASA By: /s/ Amund Skarholt Amund Skarholt, President/CEO
The Bank of New York By: /s/ Vincent J. Cahill, Jr. Name: Vincent J. Cahill, Jr. Title: Vice President
Citibank By: /s/ Susanna Ansala Name: Susanna Ansala Title: Vice President